EXHIBIT 99.15
Ashland Distribution Non GAAP Metric Information

	($,Thousands)
POCKET PROFIT	Q4 2007	Q4 2006

Operating Income	(4,485)	25,582
Income Taxes	1,640	(8,334)
Net Income	(2,845)	17,248

Invested Capital July 31	702,589	639,711
Invested Capital August 31	686,375	621,273
Invested Capital September 30	672,312	563,564
Total	2,061,276	1,824,548
Average Invested Capital (Total/3)	687,092	608,183
Cost of Capital (9.5%/4)	2.375%	2.375%
Cost of Capital $ (COC$)	16,318	14,444

Pocket Profit	(19,163)	2,804
(Net Income less COC$)